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                                         EXHIBIT 11
                            THE ARA GROUP, INC. AND SUBSIDIARIES
                    COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE (1)
                                        (Unaudited)
                           (In Thousands, except per share data)

                                             Three Months Ended            Six Months Ended
                                             -------------------         --------------------
                                             April 1,   April 2,         April 1,    April 2,
                                               1994      1993              1994        1993
                                             -------    -------           -------     -------
 Earnings:

 Net Income                                  $13,007    $11,634           $29,415     $23,529

 Preferred stock dividends                      (301)      -                 (811)       -
                                             -------    -------           -------     -------
 Earnings applicable to common stock         $12,706    $11,634           $28,604     $23,529
                                             =======    =======           =======     =======

 Shares:

 Weighted average number of common
   shares outstanding (2)                     47,514     46,419            46,639      45,636

 Impact of potential exercise opportunities
   under the ARA Ownership Program             3,241      4,806             3,572       5,293
                                             -------    -------           -------     -------
 Total common and common equivalent shares    50,755     51,225            50,211      50,929
                                             =======    =======           =======     =======
 Fully diluted earnings per common and
   common equivalent share                      $.25       $.23              $.57        $.46
                                                ====       ====              ====        ====

 (1) Primary and fully diluted earnings per share are approximately the same.

 (2) Includes Class B plus Class A Common Shares stated on a Class B Common Share Equivalent Basis.
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